AGREEMENT

THIS AGREEMENT is made as of the 10th day of October, 2006 by and between Hudson Technologies, Inc., 275 North Middletown Road, Pearl River, New York 10965, Hudson Technologies of Tennessee, dba Hudson Technologies Company, 275 North Middletown Road, Pearl River, New York 10965 (hereinafter Hudson Technologies, Inc. and Hudson Technologies of Tennessee, dba Hudson Technologies Company are collectively referred to herein as "Hudson") and Stephen P. Mandracchia, residing at 2 Heritage Court, Warwick, New York 10990 ("Executive").

WHEREAS, the Executive is an executive officer of Hudson and currently holds the title of Vice President Legal and Regulatory, and Secretary of Hudson; and

WHEREAS, Hudson Technologies of Tennessee, dba Hudson Technologies Company is a separate, wholly owned subsidiary of Hudson Technologies, Inc. and is made a party to this agreement for the purpose of implementing the terms of this agreement; and

WHEREAS, Hudson and the Executive acknowledge that, because the Executive's duties and responsibilities will bring the Executive into contact with Hudson's confidential information, Hudson must ensure that its valuable confidential information, as well as its customer relationships, are protected and can be entrusted to the Executive; and

WHEREAS, Hudson and the Executive acknowledge that the Executive's talents, knowledge and services to Hudson are of a special, unique, and extraordinary character and are of particular and peculiar benefit and importance to Hudson; and

WHEREAS, Hudson desires to ensure that it will receive the continued dedication, loyalty and service of, and the availability of objective advice and counsel from, the Executive , as well as assurances that the Executive will continue to devote his best efforts to his employment with Hudson and that he will not solicit other executives or employees of Hudson or the Company.

NOW, THEREFORE, in consideration of the continuation of the employment by Hudson of the Executive, the payments, rights and benefits granted, and the mutual covenants and conditions contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed:

1. TERMINATION: The following payments and benefits (hereinafter "Severance Benefits") will be provided to the Executive by Hudson in the event of a Termination of Employment (as hereinafter defined) of the Executive:

A. Executive will continue to receive his annual base salary, based upon his annual base salary as of the date of his Termination of Employment (as hereinafter defined), for a period of eighteen (18) months (the "Severance Period"), with payroll to be made every two weeks, or at such other frequency based upon Hudson's normal payroll practice. Hudson shall deduct from Executive's continuing payroll all normal tax withholdings and deductions which Hudson is required by law to make.

B. On or before the Executive's last day of employment with Hudson, Hudson will pay to the Executive a lump sum payment in an amount equal to a pro rata bonus through the date of Termination of Employment (the "Pro-Rata Bonus"). For purposes of this paragraph "1.B.", the Pro-Rata Bonus shall be an amount equal to the highest bonus earned by the Executive in any calendar year within the three (3) calendar years immediately preceeding the date of Termination of Employment, pro rated for the period served during the year in which the Termination of Employment occurs. Hudson shall deduct from this bonus payment all normal tax withholdings and deductions which Hudson is required by law to make.

Notwithstanding the foregoing, Hudson shall not be obligated to pay the Pro-Rata Bonus to the Executive if as of the date of Termination of Employment (i) Hudson is operating at a level of performance, on a year to date basis, below Hudson's net profit goals as established by Hudson's Budget (as hereinafter defined), or (ii) the Executive is acting at a level of performance, on a year to date basis, such that he has not achieved all of the performance criteria established by the Executive's Budget (as hereinafter defined). For purposes of this subparagraph "B", Hudson shall prepare a profit and loss statement showing Hudson's total year to date net profit as of the close of business the day prior to the date of Termination of Employment, and as compared to the net profit under Hudson's Budget (the "Interim P&L").

C. On or before the Executive's last day of employment with Hudson, Hudson will pay to the Executive a lump sum payment for the Executive's unused vacation for the year in which the Termination of Employment occurs, equal to the number of prorata unused vacation days on the date of Termination of Employment, as determined in accordance with Hudson's standard vacation policy, multiplied by the Executive's daily base salary on the date of Termination of Employment. Hudson shall deduct from this bonus payment all normal tax withholdings and deductions which Hudson is required by law to make.

D. The Executive's participation in life, health and dental insurance, disability insurance, and any other benefits (the "Benefits") provided by Hudson to the Executive as of the date of the Termination of Employment shall be continued, or essentially equivalent benefits provided by Hudson, for the entire Severance Period or until otherwise terminated by the Executive, on the same terms, conditions and costs as if the Executive continued in the employ of Hudson. If for any reason Hudson is unable to continue any or all of the Benefits as required herein, Hudson shall pay to the Executive a lump sum cash payment equal to the value of the Benefits that cannot be provided.

E. All stock options, stock appreciation rights, and any similar rights which the Executive holds on the date of Termination of Employment shall become fully vested and be exerciseable on the date of Termination of Employment, and shall remain exerciseable following the Termination of Employment until (i) expiration of the Severance Period, (ii) termination of Severance Benefits pursuant to paragraph "6" below, or (iii) expiration of the original term of the stock option, stock appreciation right or similar right, whichever first occurs.

F. In the event the Executive is terminated pursuant to paragraph "3.B." below, within ten (10) days after such termination, Hudson will pay to the Executive a lump sum payment in an amount equal to the the amount that Executive's base salary was reduced during the period of the Executive's Disability (as defined below) pursuant to the provisions of paragraph "3" below.

G. For purposes of this agreement, the following definitions will apply:

(i) A "Termination of Employment" shall take place in the event that the Executive's employment is terminated (a) by Hudson without Cause (as hereinafter defined) or (b) by the Executive within thirty (30) days of the occurrence of an event constituting Good Reason (as hereinafter defined).

(ii) "Cause" shall exist if the act(s) or conduct of the Executive make it unreasonable to require Hudson to continue to retain Executive in its employment, such as, but not limited to, (a) the Executive's willful and continued refusal to perform, or the Executive's willful and continued neglect of, the substantive duties of his position, (b) any willful act or omission by the Executive constituting dishonesty, fraud or other malfeasance, (c) material nonconformance with Hudson's standard business practices and policies, including but not limited to violation of Hudson's Code of Business Conduct and Ethics or Hudson's Substance Abuse Policy, (d) any act or omission by the Executive which has a material adverse affect upon the financial condition or business reputation of Hudson, (e) the Executive's conviction of a felony, or any crime involving moral turpitude, dishonesty or theft, under the laws of the United States or any state thereof or any other jurisdiction in which Hudson conducts business, (f) breach of the provisions of paragraphs "4" or "5" of this agreement, (g) the resignation of Executive other than pursuant to the occurrence of an event constituting Good Reason (as hereinafter defined).

.

(iii) "Good Reason" shall mean (a) the Executive is assigned any duties or responsibilities, without his consent, that are materially inconsistent with his position, duties, responsibilities or status, (b) Hudson requires the Executive, without his consent, to be based at a location which is more than fifty (50) miles from Hudson's corporate headquarters, currently located at 275 North Middletown Road, Pearl River, New York 10965, (c) except as provided in paragraph "1.J." below, the Executive's annual base salary is reduced, except to the extent that the annual base salaries of all Named Executives (as defined below) are reduced due to the adverse financial condition of Hudson and further providing that the Executive's annual base salary may not be reduced to a level that is less than ninety (90%) percent of the Executive's annual base salary as of the date herein, (d) the Executive's benefits are reduced, except to the extent that such reductions are made by Hudson on a company-wide basis and affect all Named Executives that participate in such benefits, (e) except as provided in paragraph "1.J." below, the Executive experiences in any year a reduction in bonus compensation or other incentive compensation, or a reduction in the ratio of the Executive's incentive compensation, bonus or other such payments to his base compensation, or a reduction in the method of calculation of the Executive's incentive compensation, bonus or other such payments if these benefits or payments are calculated other than as a percentage of base salary, except to the extent such reduction applies equally or proportionally, as the case may be, to all Named Executives of Hudson. An isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Hudson within ten (10) days after Hudson's receipt of notice thereof given by the Executive shall not constitute Good Reason.

(iv) "Budget" shall mean (a) as to Hudson, the projected annual and monthly revenues, expenses and net profit goals approved and accepted by Hudson's board of directors for the applicable fiscal year, and for each month individually in that fiscal year, and (b) as to Executive, all performance criteria capable of being measured on a month to month basis, if any, that have been established for the Executive under any bonus or other incentive compensation plan covering the applicable fiscal year.

(v) "Named Executive(s) shall mean Kevin Zugibe, Brian Coleman, James Buscemi, Charles Harkins, and Stephen Mandracchia.

H. Hudson's obligation to pay the compensation and to make the arrangements provided in this paragraph "1" shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment or other right which Hudson may have against the Executive or anyone else, provided, however, that as a condition to payment of amounts under this paragraph "1", the Executive shall execute (i) a general release and waiver, in form and substance reasonably satisfactory to Hudson, of all claims relating to the Executive's employment by Hudson and the termination of such employment, including, without limitation, discrimination claims, employment-related tort claims, contract claims and claims under this Agreement (other than claims with respect to benefits under any tax-qualified retirement plans or continuation of coverage or benefits solely as required under ERISA), and (ii) an agreement expressly acknowledging and reaffirming the covenants and restrictions contained in paragraphs "4" and "5" below, and the remedies available to Hudson under paragraph "6" below.

I. All amounts payable by Hudson pursuant to this paragraph "1" shall be paid without notice or demand. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made pursuant to this paragraph "1" and, except as provided in paragraph "6" below, the obtaining of any other employment shall not result in a reduction of Hudson's obligation to make the payments, benefits and arrangements required to be made under this paragraph "1".

J. Executive expressly acknowledges that the following shall not constitute "Good Reason" for purposes of this paragraph "1":

(i) Establishing a new or different bonus or incentive compensation plan(s) in any subsequent year based upon new or different criteria for calculating the applicability of, and the amount of any bonus or incentive compensation award due to the Executive, provided that any new or different bonus or incentive compensation plan, and any award under said plan, applies equally or proportionally, as the case may be, to all Named Executives; except that Hudson may establish separate performance criteria and payment amounts for awards under such plan for each Named Executive that are reasonably achievable and reasonably related to such Executive's normal duties and responsibilities;

(ii) A reduction of the Executive's bonus compensation or other incentive compensation that (a) results from Hudson operating at a level of performance below Hudson's Budget, (b) results from the Executive's failure or inability to attain, in whole or in part, any or all of the performance criteria established for the Executive under the said plan, (c) results from application of the terms of such bonus or incentive compensation plan, or (d) is based upon the Executive's performance, or non-performance, of his normal duties and responsibilities during the period covered by the bonus or incentive compensation plan including, without limition, due to the Executive's Disability (as defined herein);

(iii) A reduction of the Executive's annual base salary based upon the Executive's performance, or non-performance, of his normal duties and responsibilities, provided that the Executive's annual base salary may not be reduced to a level that is less than ninety (90%) percent of the Executive's annual base salary as of the date herein;

(iv) A reduction in the Executive's annual base salary pursuant to the provisions of paragraph "3" below.

2. TERMINATION FOR CAUSE: Hudson may at any time terminate the employment of the Executive for Cause (as defined in paragraph "1" above) upon five (5) days prior written notice to Executive. If Executive is terminated for cause, he shall be entitled to no Severance Benefits and shall be entitled to no bonus payment that might otherwise be owed to him even if he worked for the entire year. In the event of termination under this section, Hudson shall pay Executive all amounts which are then accrued but unpaid, including unpaid vacation as determined in accordance with Hudson's standard vacation policy, within thirty (30) days after the date of notice. Hudson shall have no further or additional liability to Executive.

3. DISABILITY: A. If Executive is unable to perform his services by reason of illness, injury or incapacity (hereinafter "Disabled" or "Disability"), he will continue to receive his base salary and all benefits for a period of eight (8) weeks after the commencement of the Disability. If Executive is unable to perform his services by reason of his Disability for a period of more than eight (8) consecutive weeks, the Executive's annual base salary during the continued period of Disability shall be reduced by twenty-five (25%) percent. Executive's full compensation shall be reinstated upon his return to employment and the discharge of his full duties. Hudson shall have the right to reduce the amount paid to the Executive pursuant to this paragraph "3" by an amount equal to any disability payments or benefits actually received by Executive under or pursuant to any disability program or supplemental disability insurance plan(s) provided by Hudson at Hudson's expense.

B. Notwithstanding the foregoing, Hudson may terminate the employment of Executive at any time after Executive has been Disabled for a continuous period of more than 120 calendar days. Termination of the Executive after the said 120 calendar period shall not be deemed a Termination for Cause (as defined in paragraph "1" above") and shall entitle the Executive to receive the payments and benefits provided by Paragraph "1" upon Termination of Employment, except that, for purposes of such payments and benefits, the Severance Period shall be deemed to commence the date of the commencement of the Executive's Disability.

4. CONFIDENTIALITY: A. Executive expressly acknowledges and agrees as follows:

(i) Hudson expends a significant amount of funds annually on researching and developing solutions and proprietary techniques related to the products and services it offers or is seeking to offer, and has developed substantial confidential, proprietary, and trade secret information, and this confidential, proprietary, and trade secret information, if misused, disclosed, misappropriated or used by others, would be very injurious and result in irreparable harm to Hudson.

(ii) Hudson's Confidential Information (as hereinafter defined) constitute valuable commercial assets of Hudson and are not readily available to the general public or by any persons not employed by or otherwise associated in a position of trust with Hudson. Hudson keeps its Confidential Information confidential (other than to the extent filings are required for patents) by means of restrictions upon those to whom the information will become known prohibiting use or disclosure.

(iii) Executive's position with Hudson will provide the Executive with access to or knowledge of Hudson's Confidential Information.

(iv) Hudson's Confidential Information has or will become known to Executive only as a result of his employment with Hudson. To the extent that Executive was previously engaged, on his own or with others, in a business that provided the same or similar services as those provided by Hudson, Executive further acknowledges that such prior business knowledge and experience, and any familiarity with entities that are actual or potential customers for the business, shall not permit or allow Executive to contend that Hudson's Confidential Information is not confidential or should not be protected from use or misappropriation.

B. In light of the foregoing, Executive understands, acknowledges, and agrees to the following terms and conditions regarding Confidential Information.

(i) All Confidential Information is the property of Hudson, and Executive shall not, without the express written consent of Hudson, directly or indirectly use, disseminate, disclose, or in any way reveal, either during Executive's employment or at any time thereafter, all or any part of the Confidential Information, other than to use such Confidential Information for the purposes authorized by Hudson and only for the benefit of Hudson.

(ii) Hudson shall be the sole owner of, and Executive hereby assigns to Hudson, any and all property rights to all Intellectual Property (as hereinafter defined) made, conceived, originated, devised, discovered, invented, or developed before, during, or after the term of Executive's employment with Hudson, whether or not Executive was involved either alone or with others, if it was in whole or in part developed during the course of Executive's employment or by Executive's use of any property of Hudson. This ownership provision does not apply to creations of the Executive which are made in the Executive's own time, without the use of any Hudson resources, and which do not relate in any way to Hudson's business. Executive agrees to cooperate fully and assist Hudson or its designee in the performance of any lawful acts that Hudson at its discretion deems necessary, and to execute and deliver without charge any documents reasonably required by Hudson to secure any patent, copyright, trademark and other protection for Intellectual Property and improvements thereon, and to assign to and vest in Hudson the entire interest therein in the United States and all foreign countries.

(iii) Upon request by Hudson at any time, and upon termination from employment with Hudson, whichever is sooner, Executive shall immediately deliver to Hudson any and all information and property of Hudson in whatever form it exists, including but not limited to all Confidential Information, and all copies thereof or materials containing or derived from Confidential Information.

C. As used in this agreement: "Confidential Information" means all information not publicly-available (but including information that is publicly available as a result of a breach by Executive of paragraphs "4" and "5") and not generally known or used by Hudson's competitors or in the industry, and which could be harmful to Hudson if disclosed to persons outside of Hudson and which includes, but is not limited to:

(i) Intellectual Property (as hereinafter defined;

(ii) Technical information, such as, but not limited to: Hudson's plant organization and designs; product formulation, manufacturing, performance and processing data; and research and development results and plans;

(iii) Product information, such as, but not limited to: non-public details of Hudson's products and services, including (but not limited to) its existing refrigerant, decontamination, reclamation and recovery products and services, as well as those being developed; specialized equipment and training; product plans, drawings and specifications; and performance capabilities, strengths and weaknesses;

(iv) Strategic information, such as, but not limited to: Hudson's material costs; supplier and vendor information; overhead costs; pricing; profit margins; banking and financing information; and market penetration initiatives and strategies;

(v) Organizational information, such as, but not limited to: Hudson's personnel and salary data; information concerning the utilization of facilities; merger, acquisition and expansion information; and equipment utilization information; Hudson manuals, policies and procedures;

(vi) Marketing and sales information, such as, but not limited to: Hudson's licensing, marketing and sales techniques and data; customer lists; customer data, such as, but not limited to, their personnel, project, financial and account status, individual needs, historical purchases, contact information; product development and delivery schedules; market research and forecasts; and marketing and advertising plans, techniques and budgets; and

(vii) Advertising information, such as, but not limited to: Hudson's overall marketing policies; the specific advertising programs and strategies utilized by Hudson; and the success or lack of success of those programs and strategies.

D. As used in this agreement, "Intellectual Property" means all information concerning the evaluation, design, engineering, construction, marketing, and sales of the products and services provided by Hudson and which includes, but is not limited to: any and all patents, patents pendings, trademarks, copyrights, and any and all applications for same issued to and/or applied for by Hudson; any and technological (including software), educational, operational, and financial innovations, discoveries, inventions, designs, and formulae; tests; performance data; processes or production methods; improvements to all such property; and all recorded material defining, describing, illustrating, or documenting in any fashion, all such property, whether written or not and whether stored in plain, code or other form; without regard to whether such property is patentable, copyrightable, or subject to trade/service mark protection, and if patentable, copyrightable, or subject to trade/service mark protection, without regard to whether a patent, copyright, or trademark or service mark has been sought or obtained.

5. NON-COMPETITION / NON-SOLICITATION:

A. Executive expressly acknowledges and agrees as follows: Hudson compensates its Executives, among other things, to develop and to pursue, on Hudson's behalf, good relationships and goodwill with all customers and potential customers, whether developed by Executive or others within the Hudson organization; Hudson's Confidential Information, if used in competition with Hudson, or disclosed to a competitor of Hudson, would be very injurious to Hudson, resulting in irreparable harm to Hudson; by virtue of his position with Hudson, Executive will be exposed to, acquire and develop knowledge of Confidential Information that Hudson uses throughout the country and elsewhere in the world, not just in the area of Executive's employment, in particular Confidential Information related to Hudson's customers, operations, and its suppliers; Executive is able to be gainfully employed by other employers, within a reasonable distance of Executive's place of employment with Hudson, in a variety of other industries and businesses that are engaged in businesses that do not involve and are not competitive with any part of Hudson's business.

B. In light of the foregoing, Executive agrees that, while Executive is employed by Hudson, and continuing until the expiration of the Covenant Period (as hereinafter defined):

(i) Executive shall not compete with Hudson, directly or indirectly, whether for Executive's own behalf or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business entity, whether for profit or not-for-profit, by (a) being employed by, participating in, or otherwise being materially connected in the conduct of any business activity that involves providing services that are like or similar to, or competitive with, any one or more of the products or services provided by Hudson, within the Restricted Territory (as hereinafter defined), or (b) calling upon, contacting, diverting, soliciting, or doing business for or with any "Client" of Hudson (as defined below) for the purpose of offering or providing any business or service that involves services that are competitive with or would replace or be a substitute for any one or more of the products and services provided by Hudson.

(ii) Executive shall not directly or indirectly, without the prior written consent of Hudson, (a) induce, solicit, entice, or encourage any officer, director, employee or other individual to leave his or her employment with Hudson, (b) induce, solicit, entice, or encourage any officer, director, employee or other individual to compete in any way with Hudson, or to violate the terms of any employment, non-competition, confidentiality or similar agreement with Hudson; or (c) employ, offer to employ, contract with, offer to contract with, or do business with any officer, director, employee or other individual who is employed by Hudson.

C. For purposes of this paragraph "5", the Covenant period shall be eighteen (18) months after the Executive's last day of the employment with Hudson, regardless of the reason underlying the termination of Executive's employment.

D. Executive acknowledges that many of Hudson's services are remedial in nature and, as such, its customers may utilize Hudson's services on an infrequent basis over an extended period of time, or following a protracted sales cycle. Executive also acknowledges that because of his position, he will likely have knowledge of all customers of Hudson through access to the Confidential Information, whether or not located within the Restricted Territory (as hereinafter defined). Accordingly, for purposes of this paragraph "5", the term "Client" shall mean any (a) potential customer of Hudson upon whom Executive called, or with whom Executive had contact, during the last eighteen (18) months of Executive's employment, (b) any potential customer as to whom Executive assisted in making an offer to provide services or as to whom Executive was involved in regard to planning, marketing, conducting, or overseeing the offer of Business Services to the potential customer, (c) any potential customer whose identity Executive learned during the last eighteen (18) months of Executive's employment with Hudson, or learned from Confidential Information at any time, or (d) any customer for whom Hudson has provided services or products to at any time during the thirty six (36) months preceding the last day of the Executive's employment with Hudson and whose identity as a Hudson customer Executive learned from Confidential Information at any time.

E. The Executive acknowledges that the nature of Hudson's business is such that it provides its services to customers over a large geographic area, and that Hudson services customers within a geographical radius in excess of three hundred (300) miles from each of Hudson's locations. Accordingly, the "Restricted Territory" is defined as a three (300) mile radius of each of the Hudson's places of business located in the following cities: Pearl River, New York; Champaign, Illinois; Charlotte, North Carolina; Baton Rouge, Louisiana; Seattle, Washington; Dallas, Texas; Phoenix, Arizona.

F. In order to assure Hudson of the full eighteen (18) months of the covenant period within which to protect its goodwill and to prevent Executive from unfairly benefiting by violations of this paragraph "5", the provisions and requirements of this paragraph "5" shall be extended for a period of time beyond the Covenant Period equal in length to the total length of time during which Executive is in violation of any one or more provisions of this Section.

G. In the event it is determined by a Court or other authority of competent jurisdiction that any provision, or portion of a provision, of this paragraph "5" is not enforceable under the law governing this Agreement, the unenforceable provision or portion thereof may be stricken, and the remainder of the provision and of this paragraph "5" shall be valid and fully enforceable, in all respects. Further, if any provision of this Agreement is found to be overbroad or unenforceable, the court or other authority with competent jurisdiction is expressly authorized to conform the provision to the extent necessary to remedy any deficiency and render it valid and enforceable. No portion of this Agreement may be amended except in a form of writing signed by both parties or their representatives.

H. In addition to his continued employment and the provisions of paragraphs "1", "2" and "3" above, Hudson has made a lump sum cash payment to Executive in the amount of three thousand, five hundred ($3,500.00) dollars, and has delivered to Executive 7,400 stock options issued under the Company's 1997 Stock Option Plan, which options shall become exerciseable and vest immediately upon issuance and shall remain exerciseable following the Termination of Employment until (i) one year after the expiration of the Severance Period, (ii) one year after termination of Severance Benefits pursuant to paragraph "6" below, or (iii) expiration of the original term of the stock option, whichever first occurs. Executive hereby acknowledges receipt of that lump sum payment and of the stock options, and specifically acknowledges and agrees that the payment and the options constitute good, valuable and sufficient consideration for the covenants and restrictions contained in this paragraph "5".

6. REMEDIES:

A. In the event that Executive breaches any term or provision of paragraphs "4" or "5" of this Agreement, Hudson shall be immediately, permanently and irreparably damaged and shall be entitled, in addition to, and without limiting Hudson's right to, any and all other legal and equitable remedies and damages, (i) to a temporary restraining order ex parte, to a preliminary injunction, and to a permanent injunction, to restrain Executive's actions or the actions of others acting on Executive's behalf, (ii) to terminate all future Severance Benefits through the remainder of the Severance Period, and (iii) to recover from the Executive all Severance Benefits actually paid to the Executive, including any costs or expenses actually incurred by Hudson in providing such Severance Benefits. Executive agrees that Executive will not be damaged by enforcement of this covenant as Executive can obtain many other types of gainful employment without violating the provisions of paragraphs "4" or "5", so that no bond shall be required, and if the Court requires a bond to be posted, it shall not exceed $500.00.

B. All of Executive's covenants and obligations under paragraphs "4" and "5" of this Agreement shall survive, and shall remain enforceable, for so long as Executive is employed and after termination of employment for any reason, and shall survive despite future promotions, raises, changes in position or compensation, demotions, and the execution of new agreements with Hudson, and shall inure to the benefit of Hudson's successors and assigns, unless Hudson executes in writing an agreement expressly terminating the covenants of paragraphs "4" and "5".

C. Hudson and Executive shall each bear and be responsible for their own attorneys' fees, expenses and disbursements incurred in any litigation brought by either party to enforce or interpret any provision contained in paragraphs "4" or "5" of this Agreement.

7. NOTICES: All notices required or permitted to be given under this agreement shall be sufficient if in writing and if sent by certified mail, return receipt requested, to the Executive at his residence, and to Hudson at its principal office located at 275 North Middletown Road, Pearl River, New York 10965, attention Chief Executive Officer, or at such other address as any party specifies by giving proper notice.

8. SUCCESSORS: This agreement shall be binding upon and shall inure to the benefit of the Exective and his estate. Neither this Agreement nor any rights hereunder shall be assignable by the Employee.

This Agreement shall be freely assignable by Hudson to, and shall inure to the benefit of, and be binding upon, any successor corporation or affiliate of a successor corporation, and all references in this agreement to Hudson shall include its subsidiaries and affiliates and any successors, affiliates of successors or assigns of Hudson. As used herein, the term "successor" shall mean any person, firm, corporation or business entity or affiliate therof which at any time, whether by merger, purchase or otherwise, directly or indirectly acquires all or substantially all of the assets or the business of Hudson, including any entity that shall be the surviving corporation in a merger with Hudson.

9. EMPLOYMENT AT WILL; CONSEQUENCES OF TERMINATION: Nothing herein shall be deemed to create an agreement for employment of Executive for any specified term or period of time. Hudson expressly agrees that at any time the Executive may resign or otherwise terminate his or her employment with Hudson, for any reason or for no reason, subject to the provisions contained herein. Likewise, the Executive expressly agrees that at any time Hudson may terminate the employment of the Executive for any reason or for no reason, subject to the provisions contained herein.

10. INDEMNIFICATION: In the event that any litigation shall be brought to enforce or interpret any provision contained in paragraphs "1", "2" or "3" of this Agreement, then, provided that the Executive prevails to any extent, Hudson shall reimburse or indemnify the Executive for the Executive's reasonable attorneys' fees, expenses and disbursements incurred in such litigation, including the costs of enforcement.

11. CONTROLLING LAW: This Agreement and all other issues regarding the employment of the Employee shall be governed by the laws of the State of New York, without reference to its conflicts of law principles.

12. ENTIRE AGREEMENT: This Agreement represents the entire agreement and understanding of the parties regarding the employment of the Executive, and all prior or contemporaneous agreements, representations, or understanding are expressly superseded by, and do not survive this Agreement. Executive has not relied upon any inducement, promise, representation, or assurance, other than those expressly set out herein. Except as expressly permitted herein, this Agreement may not be modified or amended except in writing signed by all parties hereto.

IN WITNESS THEREOF, the parties have executed this agreement as of the date written above.

Hudson Technologies, Inc. Hudson Technologies of Tennessee dba

Hudson Technologies Company

By: _/s/ Brian F. Coleman_______________ By: _/s/ Brian F. Coleman_______________

_/s/ Stephen P. Mandracchia_____________

Stephen P. Mandracchia

FIRST AMENDMENT TO AGREEMENT

THIS FIRST AMENDMENT TO AGREEMENT (the "Amendment"), is made this 29th day of December, 2008, by and between Hudson Technologies, Inc., PO Box 1541, One Blue Hill Plaza, Pearl River, New York 10965, Hudson Technologies of Tennessee, dba Hudson Technologies Company, PO Box 1541, One Blue Hill Plaza, Pearl River, New York 10965 (hereinafter Hudson Technologies, Inc. and Hudson Technologies of Tennessee, dba Hudson Technologies Company are collectively referred to herein as "Hudson") and Stephen P. Mandracchia, residing at 2 Heritage Court, Warwick, New York 10990 (the "Executive").

WHEREAS, Hudson and the Executive entered into an Agreement dated October 10, 2006, and desire to amend the Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowldedged, the parties hereto agree as follows:

1. Paragraph "1", entitled "TERMINATION", is hereby deleted in its entirety and a new Paragraph "1" inserted in its place which shall read as follows:

"1. TERMINATION: The following payments and benefits (hereinafter "Severance Benefits") will be provided to the Executive by Hudson in the event of a Termination of Employment (as hereinafter defined) of the Executive:

A. Executive will continue to receive his annual base salary, based upon his annual base salary in effect as of the date of his Termination of Employment (as hereinafter defined), for a period of eighteen (18) months (the "Severance Period"), in accordance with Hudson's normal payroll practice in effect as of the date of this Agreement. Hudson shall deduct from Executive's continuing payroll all normal tax withholdings and deductions which Hudson is required by law to make. The initial payment shall be made within the forty-five (45) day period following the Executive's Termination of Employment and the Executive shall have no right to designate the taxable year of payment.

B. Within the forty-five (45) day period following the Executive's Termination of Employment, Hudson will pay to the Executive a lump sum payment in an amount equal to a pro rata bonus through the date of Termination of Employment (the "Pro-Rata Bonus"). For purposes of this paragraph "1.B", the Pro-Rata Bonus shall be an amount equal to the highest bonus earned by the Executive in any calendar year within the three (3) calendar years immediately preceeding the date of Termination of Employment, pro rated for the period served during the year in which the Termination of Employment occurs. Hudson shall deduct from this bonus payment all normal tax withholdings and deductions which Hudson is required by law to make. The Executive shall have no right to designate the taxable year of payment.

Notwithstanding the foregoing, Hudson shall not be obligated to pay the Pro-Rata Bonus to the Executive if as of the date of Termination of Employment (i) Hudson is operating at a level of performance, on a year to date basis, below Hudson's net profit goals as established by Hudson's Budget (as hereinafter defined), or (ii) the Executive is acting at a level of performance, on a year to date basis, such that he has not achieved all of the performance criteria established by the Executive's Budget (as hereinafter defined). For purposes of this subparagraph "1.B", Hudson shall prepare a profit and loss statement showing Hudson's total year to date net profit as of the close of business the day prior to the date of Termination of Employment, and as compared to the net profit under Hudson's Budget (the "Interim P&L").

C. Within the forty-five (45) day period following the Executive's Termination of Employment, Hudson will pay to the Executive a lump sum payment for the Executive's unused vacation for the year in which the Termination of Employment occurs, equal to the number of prorata unused vacation days on the date of Termination of Employment, as determined in accordance with Hudson's standard vacation policy, multiplied by the Executive's daily base salary on the date of Termination of Employment. Hudson shall deduct from this payment all normal tax withholdings and deductions which Hudson is required by law to make. The Executive shall have no right to designate the taxable year of payment.

D. The Executive's participation in life, health and dental insurance, disability insurance, and any other benefits (the "Benefits") provided by Hudson to the Executive as of the date of the Termination of Employment shall be continued, or essentially equivalent benefits provided by Hudson, for the entire Severance Period or until otherwise terminated by the Executive, on the same terms, conditions and costs as if the Executive continued in the employ of Hudson. To the extent Benefits include health and dental insurance, such Benefits shall be provided as COBRA continuation coverage, and not in addition to COBRA. Notwithstanding the foregoing, to the extent Benefit coverages provided to the Executive under this Section are taxable to the Executive, Hudson's obligation hereunder shall not exceed the applicable dollar amount under Section 402(g)(1) (B) of the Internal Revenue Code of 1986, as amended determined as of the year in which the Executive's "Separation of Service" occurs which is exempt under Treasury Reg. Section 1.409A-1(b)(9)(v)(D) (Limited Payment).

E. All stock options, stock appreciation rights, and any similar rights which the Executive holds on the date of Termination of Employment shall become fully vested and be exerciseable on the date of Termination of Employment, and shall remain exerciseable following the Termination of Employment until (i) expiration of the Severance Period, (ii) termination of Severance Benefits pursuant to paragraph "6" below, or (iii) expiration of the original term of the stock option, stock appreciation right or similar right, whichever first occurs. No extension of an exercise period under this Agreement shall extend to a date that would cause such stock option, stock appreciation right or similar right to be subject to Code Section 409A.

F. For purposes of this agreement, the following definitions will apply:

(i) A "Termination of Employment" shall take place in the event that the Executive's employment is terminated (a) by Hudson without Cause (as hereinafter defined) or (b) by the Executive following an event constituting Good Reason (as hereinafter defined).

(ii) "Cause" shall exist if the act(s) or conduct of the Executive make it unreasonable to require Hudson to continue to retain Executive in its employment, such as, but not limited to, (a) the Executive's willful and continued refusal to perform, or the Executive's willful and continued neglect of, the substantive duties of his position, (b) any willful act or omission by the Executive constituting dishonesty, fraud or other malfeasance, (c) material nonconformance with Hudson's standard business practices and policies, including but not limited to violation of Hudson's Code of Business Conduct and Ethics or Hudson's Substance Abuse Policy, (d) any act or omission by the Executive which has a material adverse affect upon the financial condition or business reputation of Hudson, (e) the Executive's conviction of a felony, or any crime involving moral turpitude, dishonesty or theft, under the laws of the United States or any state thereof or any other jurisdiction in which Hudson conducts business, (f) breach of the provisions of paragraphs "4" or "5" of this agreement, (g) the resignation of Executive other than pursuant to the occurrence of an event constituting Good Reason (as hereinafter defined).

.

(iii) "Good Reason" shall mean (a) the Executive is assigned any duties or responsibilities, without his consent, that are materially inconsistent with his position, duties, responsibilities or status, (b) Hudson requires the Executive, without his consent, to be based at a location which is more than fifty (50) miles from Hudson's corporate headquarters, currently located at One Blue Hill Plaza, Pearl River, New York 10965, (c) except as provided in paragraph "1.I." below, the Executive's annual base salary is reduced, except to the extent that the annual base salaries of all Named Executives (as defined below) are reduced due to the adverse financial condition of Hudson and further providing that the Executive's annual base salary may not be reduced to a level that is less than ninety (90%) percent of the Executive's annual base salary as of the date herein, (d) the Executive's benefits are reduced and such reduction results in a material reduction in the Executive's total compensation, except to the extent that such reductions are made by Hudson on a company-wide basis and affect all Named Executives that participate in such benefits, (e) except as provided in paragraph "1.I." below, the Executive experiences in any year a reduction in bonus compensation or other incentive compensation, or a reduction in the ratio of the Executive's incentive compensation, bonus or other such payments to his base compensation, or a reduction in the method of calculation of the Executive's incentive compensation, bonus or other such payments if these benefits or payments are calculated other than as a percentage of base salary, except to the extent such reduction applies equally or proportionally, as the case may be, to all Named Executives of Hudson. Good Reason shall not be deemed to exist unless the Executive's Termination of Employment for Good Reason occurs within ninety (90) days following the initial existence of one of the foregoing conditions, the Executive provides Hudson with written notice of the existence of such condition(s) within thirty (30) days after the initial existence of the condition(s), and Hudson fails to remedy the condition within thirty (30) days after its receipt of such notice. An isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Hudson within ten (10) days after Hudson's receipt of notice thereof given by the Executive shall not constitute Good Reason.

(iv) "Budget" shall mean (a) as to Hudson, the projected annual and monthly revenues, expenses and net profit goals approved and accepted by Hudson's board of directors for the applicable fiscal year, and for each month individually in that fiscal year, and (b) as to Executive, all performance criteria capable of being measured on a month to month basis, if any, that have been established for the Executive under any bonus or other incentive compensation plan covering the applicable fiscal year.

(v) "Named Executive(s) shall mean Kevin Zugibe, Brian Coleman, James Buscemi, Charles Harkins, and Stephen Mandracchia.

G. Hudson's obligation to pay the compensation and to make the arrangements provided in this paragraph "1" shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment or other right which Hudson may have against the Executive or anyone else; provided, however, that as a condition to payment of amounts under this paragraph "1", within thirty (30) days of the Executive's Termination of Employment, the Executive shall have (i) executed and not revoked a general release and waiver, in form and substance reasonably satisfactory to Hudson, of all claims relating to the Executive's employment by Hudson and the termination of such employment, including, without limitation, discrimination claims (including without limitation age discrimination), employment-related tort claims, contract claims and claims under this Agreement (other than claims with respect to benefits under any tax-qualified retirement plans or continuation of coverage or benefits solely as required under ERISA), and (ii) executed an agreement expressly acknowledging and reaffirming the covenants and restrictions contained in paragraphs "4" and "5" below, and the remedies available to Hudson under paragraph "6" below.

H. All amounts payable by Hudson pursuant to this paragraph "1" shall be paid without notice or demand. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made pursuant to this paragraph "1" and, except as provided in paragraph "6" below, the obtaining of any other employment shall not result in a reduction of Hudson's obligation to make the payments, benefits and arrangements required to be made under this paragraph "1".

I. Executive expressly acknowledges that the following shall not constitute "Good Reason" for purposes of this paragraph "1":

(i) Establishing a new or different bonus or incentive compensation plan(s) in any subsequent year based upon new or different criteria for calculating the applicability of, and the amount of any bonus or incentive compensation award due to the Executive, provided that any new or different bonus or incentive compensation plan, and any award under said plan, applies equally or proportionally, as the case may be, to all Named Executives; except that Hudson may establish separate performance criteria and payment amounts for awards under such plan for each Named Executive that are reasonably achievable and reasonably related to such Executive's normal duties and responsibilities;

(ii) A reduction of the Executive's bonus compensation or other incentive compensation that (a) results from Hudson operating at a level of performance below Hudson's Budget, (b) results from the Executive's failure or inability to attain, in whole or in part, any or all of the performance criteria established for the Executive under the said plan, (c) results from application of the terms of such bonus or incentive compensation plan, or (d) is based upon the Executive's performance, or non-performance, of his normal duties and responsibilities during the period covered by the bonus or incentive compensation plan including, without limition, due to the Executive's Disability (as defined herein);

(iii) A reduction of the Executive's annual base salary based upon the Executive's performance, or non-performance, of his normal duties and responsibilities, provided that the Executive's annual base salary may not be reduced to a level that is less than ninety (90%) percent of the Executive's annual base salary as of the date herein;

(iv) A reduction in the Executive's annual base salary pursuant to the provisions of paragraph "3" below.

2. Paragraph "3", entitled "DISABILITY", is hereby deleted in its entirety and a new Paragraph "3" inserted in its place which shall read as follows:

"3. SICK LEAVE

A. If with or without reasonable accomodation Executive is physically or mentally unable to perform his duties, or is otherwise absent for medical reasons, Hudson shall continue to pay base salary and provide benefits to the Executive ("Sick Leave"). However, if a continuous period of Sick Leave exceeds eight (8) consecutive weeks, Hudson's obligation with regard to base salary upon the expiration of the eight (8) consecutive weeks shall be limited to paying 75% of base salary. If the Executive returns to full service, his full base salary shall be reinstated to the pre-adjustment amount. As a condition to the receipt of the foregoing base salary and benefits, the Executive agrees that he shall provide Hudson such information as Hudson may reasonably request from time to time to permit Hudson to make a determination that the Executive is entitled to sick pay under this provision. Hudson shall reduce the amount paid to the Executive during such Sick Leave by an amount equal to any disability payments or benefits actually received by Executive under or pursuant to any disability program or supplemental disability insurance plan(s) provided by Hudson at Hudson's expense unless such reduction results in a violation of Code Section 409A.

B. Notwithstanding the foregoing, Hudson may terminate the employment of Executive at any time after Executive's continuous period of Sick Leave exceeds 120 calendar days. Termination of the Executive after the said 120 calendar period shall not be deemed a Termination for Cause (as defined in paragraph "1" above") and shall entitle the Executive to receive the payments and benefits provided by Paragraph "1" upon Termination of Employment based upon Executive's full base salary, and for purposes of such payments and benefits, the Severance Period shall be deemed to commence as of the date of the Termination of Employment resulting under this paragraph "3.B.".

C. Notwithstanding anything to the contrary contained herein, in the event that during the period the Executive is on Sick Leave, and prior to any Termination of Employment pursuant to paragraph "3.B.", there is deemed a "Separation from Service" (as that term is defined in Section 409A of the Internal Revenue Code for purposes of a permissible event), Hudson and the Executive agree that such Separation of Service shall be treated as a Termination of Employment. Such Termination shall not be deemed a Termination for Cause (as defined in paragraph "1" above") and shall entitle the Executive to receive the payments and benefits provided by Paragraph "1" upon Termination of Employment based upon Executive's full base salary, provided that, for purposes of such payments and benefits, the Severance Period shall commence as of the date of the Separation from Service as described in this paragraph "3.C", and shall be based upon Executive's full base salary.

.

D. Notwithstanding anything to the contrary contained herein, in the event that during the period the Executive is on Sick Leave, and prior to any Termination of Employment pursuant to paragraph "3.B." or any Separation from Service pursuant to paragraph "3.C.", the Executive becomes "Disabled," (as defined in Code Section 409A for purposes of a permissible payment event) Hudson and the Executive agree that the Executive's Disability shall entitle the Executive to receive the payments and benefits provided by Paragraph "1" upon Termination of Employment based upon Executive's full base salary. For purposes of such payments and benefits, the Severance Period shall commence as of the date of the Disability as described in this paragraph "3.D".

3. Paragraph "7", entitled "NOTICES" is hereby amended to provide that all notices shall be sent to Hudson at its principal office located at PO Box 1541, One Blue Hill Plaza, 14th Floor, Pearl River, New York 10965, and except as so amended, all other provisions of Paragraph "7" shall remain in full force and effect.

4. A new Paragraph "13", entitled "COMPLIANCE WITH CODE SECTION 409A", is hereby added to the Agreement to read as follows:

"13. COMPLIANCE WITH CODE SECTION 409A:

A. It is the intention of Hudson and the Executive that the payments, benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Code Section 409A of the Internal Revenue Code of 1986, as amended ("Code"), the Treasury regulations and other guidance promulgated or issued thereunder ("Section 409A"), to the extent that the requirements of Section 409A are applicable thereto, and after application of all available exemptions, including but not limited to, the "short-term deferral rule" and "involuntary separation pay plan exception" and the provisions of this Agreement shall be construed in a manner consistent with that intention. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, Hudson shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and Hudson of the applicable provision shall be maintained, but Hudson shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to Hudson. Hudson shall not have any liability to the Executive with respect to tax obligations that result from the application of Code Section 409A and makes no representation with respect to the tax treatment of the payments and/or benefits provided under this Agreement. Any provision required for compliance with Section 409A that is omitted from this Agreement shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Agreement to the same extent as though expressly set forth herein.

B. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expense eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred.

C. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment within the meaning of Section 409A. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

D. Neither Hudson nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

E. If and to the extent required to comply with Section 409A, a Termination of Employment, as defined above, shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits upon or following a Termination of Employment unless such termination is also a "Separation from Service" within the meaning of Section 409A (excluding death) and, for purposes of any provision of this Agreement, references to Termination of Employment, "termination," "termination of employment" or like terms shall mean "Separation from Service" (excluding death).

F. If the Executive is deemed on the date of termination of his employment to be a "specified employee," within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by Hudson from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit subject to this Section, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), and any other payment or the provision of any other benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive's Separation from Service or (ii) the date of the Executive's death. In this regard, it is the intention and understanding of Hudson and the Executive that payments made following a Termination of Employment under Paragraph "1" shall be exempt under the "short-term deferral rule" and "involuntary separation pay plan exception", and other applicable exceptions, from the requirements of Code Section 409A(a)(2)(B), and are not required and shall not be delayed. Absent such exception, on the first day of the seventh month following the date of Executive's Separation from Service or, if earlier, on the date of his death, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. The determination of whether the Executive is a "specified employee" shall be made by Hudson in good faith applying Section 409A.

(CONTINUED ON NEXT PAGE)

5. Except as amended herein, all other provisions set forth and contained in the Agreement shall remain in full force and effect.

IN WITNESS THEREOF, the parties have executed this agreement as of the date written above.

Hudson Technologies, Inc. Hudson Technologies of Tennessee dba

Hudson Technologies Company

By: _/s/ Kevin J. Zugibe_________________ By: _/s/ Kevin J. Zugibe_______________

_/s/ Stephen P. Mandracchia_____________

Stephen P. Mandracchia